NEWS RELEASE

April 21, 2008

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Revises 2008 Earnings Estimates

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today revised its 2008 consolidated annual earnings projections to total between $2.30 – $2.50 per share, versus the $2.40 – to $2.70 estimate released in February. Earnings expectations for individual business units were updated as follows: $1.80 – $1.90 per share from regulated utility Central Hudson Gas & Electric Corporation (revised from $1.95 – $2.05 per share); 20 – 25 cents per share from Griffith Energy Services fuel distribution (refined from 20 – 30 cents per share); and 30 – 35 cents per share from holding company CH Energy Group, Inc., partnerships and other investments (modified from 25 – 35 cents per share). This new guidance is based on a continuation of current energy prices prevailing throughout the rest of 2008.

"Preliminary results from the first quarter indicate that 2008 will be a challenging year, in large part because high fuel supply prices appear to have induced Central Hudson's and Griffith's customers to further conserve energy and, coupled with a weakening economic environment, have also caused accounts receivables in arrears to increase," explained Chairman, President and Chief Executive Officer Steven V. Lant. He added that the shortfall in Central Hudson's sales compared to the projection approved in its rate plan also continues to put pressure on annual earnings projections, reducing them by approximately 25 – 35 cents per share. This shortfall is included in the revised earnings projection.

"Nonetheless, we know that our business fundamentals remain strong, and we believe that these results represent a trough and not a trend," Lant said. The Corporation will conduct its 80th Annual Meeting of Shareholders on April 22, when Lant will discuss prior-year results and projections for 2008 and beyond in detail with shareholders. The release of the first-quarter earnings is scheduled for April 28.

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About CH Energy Group, Inc.

With more than 493,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 376,000 customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 117,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and plans to build a landfill gas energy facility in Auburn, NY in 2008.

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.